Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Fiscal Q2 Financial Results

Second Quarter Summary

•	Sales of $2.5 billion up 6 percent versus prior year

•	EPS of $1.37 on a continuing operations basis

•	Quarterly dividend increased by 11% - over 30 years of consecutive increases

•	Announced major new wins in Asia for oxygen for coal gasification and LNG

LEHIGH VALLEY, Pa. (April 23, 2013) – Air Products (NYSE:APD) today reported net income of $289 million and diluted earnings per share (EPS) of $1.37, on a continuing operations basis, for its fiscal second quarter ended March 31, 2013, up three* percent and five* percent respectively versus prior year.

The discussion of second quarter results and guidance in this release is based on non-GAAP continuing operations. A reconciliation to GAAP results can be found on page four of this release.*

Second quarter revenues of $2,484 million increased six percent versus prior year, with underlying sales down two percent due to the previously announced decision to exit the Polyurethane Intermediates business (PUI). Acquisitions contributed six percent. Operating income of $390 million was up four percent versus prior year. Operating margin of 15.7 percent was down 30 basis points versus prior year, primarily on acquisitions and higher pension expense, partially offset by better cost performance.

Sequential sales declined three percent, with underlying sales down three percent on lower Tonnage Gases volumes due to planned customer maintenance. Operating income increased five percent sequentially, primarily from the inventory accounting revaluation last quarter and better cost performance.

Commenting on the second quarter, John McGlade, chairman, president and chief executive officer, said, “Good cost performance helped offset weaker than expected volumes in the second quarter. Global economic growth continued to be a challenge, with a slower U.S., contraction in Europe, softness in China, and an electronics market much weaker than we expected. Despite these difficult conditions, we were able to deliver bottom-line earnings growth in the first half of the year by focusing on superior execution and cost discipline. With a project backlog totaling over $3 billion and significant leverage to an economic recovery, Air Products remains well positioned for growth over the long-term.”

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Merchant Gases sales of $1,003 million increased 14 percent versus the prior year due largely to the Indura acquisition. Underlying sales declined one percent, with positive pricing more than offset by lower volumes in Europe and in helium globally. Operating income of $168 million increased ten percent versus prior year due to Indura and improved productivity, including the benefits from our cost reductions in Europe. This was partially offset by lower volumes and higher energy and distribution costs. Sequentially, sales decreased one percent and operating income decreased two percent, primarily on lower seasonal volumes in Asia.

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Tonnage Gases sales of $809 million increased three percent versus the prior year on new plant volumes and higher energy pass-through, partially offset by lower PUI volumes. Operating income of $123 million decreased two percent versus prior year including PUI, but was up three percent excluding PUI on new plant volumes and better operating efficiencies. Sequential sales decreased ten

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percent driven by lower Tonnage and PUI volumes. Sequential operating income was down eleven percent on lower volumes and higher maintenance costs due to planned customer outages.

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Electronics and Performance Materials sales of $549 million declined three percent versus prior year, with lower electronics materials and equipment sales partially offset by the DA NanoMaterials acquisition. Operating income of $78 million decreased nine percent versus prior year on lower volumes and price pressure. Sequential sales were flat while operating income increased 26 percent largely on the inventory accounting revaluation last quarter.

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Equipment and Energy sales of $124 million increased 12 percent versus prior year, due to higher LNG project activity. Operating income of $21 million more than doubled versus prior year due to the higher equipment sales and reduced development spending. Sequentially, sales increased 17 percent and operating income improved significantly due to higher equipment sales and lower development spending. The sales backlog of $326 million is up five percent versus prior year.

Outlook

Looking ahead, McGlade said, “Given the weakness we saw coming out of Q2, we are tempering our expectations for economic growth in the second half of our fiscal year. We remain focused on those things within our control, including reliable plant operations, disciplined project execution, capital allocation, and further productivity improvements. In light of our view of continuing slow growth, we are actively assessing whether there are additional actions we can take that would result in increased value to our shareholders.”

Air Products expects third quarter adjusted EPS from continuing operations to be between $1.33 and $1.38 per share. The company’s adjusted guidance for continuing operations for fiscal 2013 is a range of $5.45 to $5.60 per share.

Access the Q2 earnings teleconference scheduled for 10:00 a.m. Eastern Time on April 23 by calling 719-325-4919 and entering pass code 5327454, or access event details on our website.

About Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 20,000 employees in over 50 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2012, Air Products had sales approaching $10 billion. For more information, visit www.airproducts.com.

Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, further deterioration in global or regional economic and business conditions; weakening demand for the Company’s products and services; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments or losses due to a decline in profitability of or demand for certain of the Company’s products or businesses, or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; the success of productivity programs; the timing, impact, and other uncertainties of future

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acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of environmental, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2012. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

RECONCILIATION

NON-GAAP MEASURE

(Unaudited)

	Continuing Operations
	Operating Income	Operating Margin (a)		Income	Diluted EPS
2013 GAAP	$389.7	15.7%		$289.3	$1.37
2012 GAAP	287.9	12.3%		279.0	1.30
Change GAAP	$101.8	340	bp	$10.3	$.07
% Change GAAP	35%			4%	5%

2013 GAAP	$389.7	15.7%		$289.3	$1.37
2013 Non-GAAP Measure	$389.7	15.7%		$289.3	$1.37

2012 GAAP	$287.9	12.3%		$279.0	$1.30
Cost reduction plan (tax impact $26.2)	86.8	3.7%		60.6	.28
Spanish tax ruling	—	—		(58.3)	(.27)
2012 Non-GAAP Measure	$374.7	16.0%		$281.3	$1.31

Change Non-GAAP Measure	$15.0	(30	bp)	$8.0	$.06
% Change Non-GAAP Measure	4%			3%	5%

(a)	Operating margin is calculated by dividing operating income by sales.

FY 2013
2013 Guidance	$5.45-$5.60

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Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases and such spending is reflected as a use of cash within cash provided by operating activities, if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars)	2013	2012	2013	2012
Capital expenditures – GAAP basis	$350.1	$419.0	$707.1	$782.5
Capital lease expenditures	55.3	47.8	126.7	76.0
Purchase of noncontrolling interests	.3	—	.3	6.3
Capital expenditures – Non-GAAP basis	$405.7	$466.8	$834.1	$864.8

	FY2013 Forecast	FY2012
Capital expenditures – GAAP basis	$1,650-1,750	$2,559.8
Capital lease expenditures	250-350	212.2
Purchase of noncontrolling interest	—	6.3
Capital expenditures – Non-GAAP basis	$1,900-2,100	$2,778.3

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars, except for share data)	2013	2012	2013	2012
Sales	$2,484.2	$2,344.3	$5,046.6	$4,665.8
Cost of sales	1,813.6	1,715.8	3,713.7	3,438.1
Selling and administrative	266.6	237.3	534.8	468.4
Research and development	32.3	29.8	65.6	57.8
Business restructuring and cost reduction plans	—	86.8	—	86.8
Other income, net	18.0	13.3	29.6	27.0
Operating Income	389.7	287.9	762.1	641.7
Equity affiliates’ income	39.8	35.5	81.2	72.6
Interest expense	35.2	29.4	71.0	58.8
Income from Continuing Operations before Taxes	394.3	294.0	772.3	655.5
Income tax provision	95.8	8.8	188.0	136.2
Income from Continuing Operations	298.5	285.2	584.3	519.3
Income from Discontinued Operations, net of tax	1.1	17.0	2.5	39.2
Net Income	299.6	302.2	586.8	558.5
Less: Net Income Attributable to Noncontrolling Interests	9.2	6.2	18.1	14.4
Net Income Attributable to Air Products	$290.4	$296.0	$568.7	$544.1

Net Income Attributable to Air Products
Income from continuing operations	$289.3	$279.0	$566.2	$504.9
Income from discontinued operations	1.1	17.0	2.5	39.2
Net Income Attributable to Air Products	$290.4	$296.0	$568.7	$544.1

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.38	$1.32	$2.71	$2.39
Income from discontinued operations	.01	.08	.01	.19
Net Income Attributable to Air Products	$1.39	$1.40	$2.72	$2.58

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$1.37	$1.30	$2.67	$2.36
Income from discontinued operations	.01	.08	.01	.18
Net Income Attributable to Air Products	$1.38	$1.38	$2.68	$2.54

Weighted Average Common Shares – Basic (in millions)	208.4	211.1	209.2	210.7
Weighted Average Common Shares – Diluted (in millions)	211.0	215.0	211.8	214.5
Dividends Declared Per Common Share – Cash	$.71	$.64	$1.35	$1.22

Other Data from Continuing Operations
Depreciation and amortization	$226.2	$205.3	$444.7	$408.3
Capital expenditures on a Non-GAAP basis (see page 5 for reconciliation)	405.7	466.8	834.1	864.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	31 March 2013	30 September 2012
Assets
Current Assets
Cash and cash items	$401.6	$454.4
Trade receivables, net	1,519.4	1,544.7
Inventories	728.1	786.6
Contracts in progress, less progress billings	229.3	190.8
Prepaid expenses	100.1	81.7
Other receivables and current assets	387.6	342.0
Current assets of discontinued operations	13.1	15.6
Total Current Assets	3,379.2	3,415.8
Investment in net assets of and advances to equity affiliates	1,198.2	1,175.7
Plant and equipment, at cost	18,549.6	18,046.2
Less: accumulated depreciation	10,060.8	9,805.6
Plant and equipment, net	8,488.8	8,240.6
Goodwill	1,595.7	1,598.4
Intangible assets, net	734.3	761.6
Noncurrent capital lease receivables	1,429.4	1,328.9
Other noncurrent assets	373.3	393.6
Noncurrent assets of discontinued operations	22.3	27.2
Total Noncurrent Assets	13,842.0	13,526.0
Total Assets	$17,221.2	$16,941.8

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,823.0	$1,927.7
Accrued income taxes	56.9	48.5
Short-term borrowings	1,239.8	633.4
Current portion of long-term debt	96.7	74.3
Current liabilities of discontinued operations	5.2	6.0
Total Current Liabilities	3,221.6	2,689.9
Long-term debt	4,644.7	4,584.2
Other noncurrent liabilities	1,723.5	1,980.9
Deferred income taxes	715.3	670.8
Noncurrent liabilities of discontinued operations	—	.2
Total Noncurrent Liabilities	7,083.5	7,236.1
Total Liabilities	10,305.1	9,926.0

Redeemable Noncontrolling Interest	398.7	392.5

Air Products Shareholders’ Equity	6,365.5	6,477.2
Noncontrolling Interests	151.9	146.1
Total Equity	6,517.4	6,623.3
Total Liabilities and Equity	$17,221.2	$16,941.8

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended 31 March
(Millions of dollars)	2013	2012
Operating Activities
Net Income	$586.8	$558.5
Less: Net income attributable to noncontrolling interests	18.1	14.4
Net income attributable to Air Products	$568.7	$544.1
Income from discontinued operations	(2.5)	(39.2)
Income from continuing operations attributable to Air Products	$566.2	$504.9
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	444.7	408.3
Deferred income taxes	32.8	53.1
Benefit from Spanish tax ruling	—	(58.3)
Undistributed earnings of unconsolidated affiliates	(26.3)	(25.0)
Share-based compensation	22.4	27.4
Noncurrent capital lease receivables	(123.2)	(109.9)
Other adjustments	92.9	66.4
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	17.8	(13.9)
Inventories	53.1	(19.9)
Contracts in progress, less progress billings	(41.4)	(1.9)
Other receivables	(55.7)	14.2
Payables and accrued liabilities	(150.3)	5.9
Other working capital	4.1	(96.7)
Pension plan contributions	(238.9)	(23.4)
Cash Provided by Operating Activities	598.2	731.2
Investing Activities
Additions to plant and equipment	(707.3)	(734.9)
Acquisitions, less cash acquired	—	(26.4)
Investment in and advances to unconsolidated affiliates	.2	(21.2)
Proceeds from sale of assets and investments	6.4	12.5
Change in restricted cash	—	6.4
Other investing activities	(1.5)	—
Cash Used for Investing Activities	(702.2)	(763.6)
Financing Activities
Long-term debt proceeds	504.0	400.1
Payments on long-term debt	(392.0)	(8.6)
Net increase (decrease) in commercial paper and short-term borrowings	604.4	(190.2)
Dividends paid to shareholders	(268.9)	(244.1)
Purchase of treasury shares	(461.6)	(53.1)
Proceeds from stock option exercises	62.7	75.9
Excess tax benefit from share-based compensation	14.3	18.5
Payment for subsidiary shares from noncontrolling interests	(.3)	(58.4)
Other financing activities	(19.9)	(13.2)
Cash Provided by (Used for) Financing Activities	42.7	(73.1)
Discontinued Operations
Cash provided by operating activities	9.8	20.0
Cash used for investing activities	(.9)	(7.7)
Cash provided by financing activities	—	—
Cash Provided by Discontinued Operations	8.9	12.3
Effect of Exchange Rate Changes on Cash	(.4)	3.7
Increase (Decrease) in Cash and Cash Items	(52.8)	(89.5)
Cash and Cash Items – Beginning of Year	454.4	422.5
Cash and Cash Items – End of Period	401.6	333.0
Less: Cash and Cash Items – Discontinued Operations	—	13.5
Cash and Cash Items – Continuing Operations	$401.6	$319.5

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 31 March		Six Months Ended 31 March
(Millions of dollars)	2013	2012	2013	2012
Sales to External Customers
Merchant Gases	$1,003.2	$883.6	$2,012.3	$1,771.3
Tonnage Gases	808.5	783.5	1,706.9	1,593.3
Electronics and Performance Materials	548.8	567.0	1,097.8	1,102.2
Equipment and Energy	123.7	110.2	229.6	199.0
Segment and Consolidated Totals	$2,484.2	$2,344.3	$5,046.6	$4,665.8

Operating Income
Merchant Gases	$168.1	$152.5	$339.1	$318.8
Tonnage Gases	123.2	125.4	261.3	236.8
Electronics and Performance Materials	77.5	85.5	138.8	163.6
Equipment and Energy	20.6	9.8	29.0	17.1
Segment Total	$389.4	$373.2	$768.2	$736.3
Business restructuring and cost reduction plans	—	(86.8)	—	(86.8)
Other	.3	1.5	(6.1)	(7.8)
Consolidated Total	$389.7	$287.9	$762.1	$641.7

(Millions of dollars)			31 March 2013	30 September 2012
Identifiable Assets (A)
Merchant Gases			$6,512.2	$6,428.5
Tonnage Gases			5,221.4	5,059.8
Electronics and Performance Materials			2,874.4	2,930.3
Equipment and Energy			472.0	379.3
Segment Total			$15,080.0	$14,797.9
Other			907.6	925.4
Discontinued operations			35.4	42.8
Consolidated Total			$16,023.0	$15,766.1

(A)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.